Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3), filed on the date hereof, and related prospectus of Star Scientific, Inc. and Subsidiary for the registration of 3,150,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Star Scientific, Inc. and Subsidiary included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, filed on March 16, 2007.

/s/ Aidman, Piser & Company, P.A.
Tampa, Florida
August 10, 2007